Exhibit 5.1

January 24, 2006

Wits Basin Precious Minerals Inc.
900 IDS Center
80 South 8th Street
Minneapolis, MN 55402-8773

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted on behalf of Wits Basin Precious Minerals Inc. (the "Company") in connection with a Registration Statement on Form S-8 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission relating to registration of 1,050,000 shares of Common Stock, $.01 par value, issued or to be issued by the Company (the "Shares"), pursuant to the terms of the Company's 2001 Employee Stock Option Plan (the "Plan"). Upon examination of such corporate documents and records as we have deemed necessary or advisable for the purposes hereof, it is our opinion that:

1. The Company is a validly existing corporation in good standing under the laws of the State of Minnesota.

2. The Shares, when issued and paid for as contemplated by the Plan, and when delivered against payment thereof in the manner contemplated by the Plan, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Maslon Edelman Borman & Brand, LLP